EXHIBIT 10.2

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is dated effective the 1st day of March, 2009 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Jason Garner (the “Employee”).

WHEREAS, the parties entered into that certain Employment Agreement dated March 18, 2008, as amended by that certain Amendment to Employment Agreement dated effective as of December 31, 2008 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts effective as of March 1, 2009 and ends on the close of business on February 28, 2013 (the “Term”), unless terminated earlier pursuant to the terms set forth in Section 7 below.”

2. The first sentence of Section 2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s title is Chief Executive Officer, Global Music, as such title may be amended during the Term upon the mutual agreement of the parties.”

3. Section 3(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective as of March 1, 2009, Live Nation will pay the Employee an annual gross base salary of $850,000, less appropriate payroll deductions. Effective March 1, 2010, the Employee’s annual gross base salary will increase to $900,000, less appropriate payroll deductions. Effective March 1, 2011, the Employee’s annual gross base salary will increase to $950,000, less appropriate payroll deductions. Effective March 1, 2012, the Employee’s annual gross base salary will increase to $1,000,000, less appropriate payroll deductions. All payments of base salary will be made in regular installments in accordance with Live Nation’s payroll practices, prorated monthly or weekly where appropriate.”

4. Section 3(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“For each calendar year of this Agreement beginning in 2009, the Employee will be eligible to receive a performance bonus (a “Performance Bonus”) of up to 200% of his then-current base salary based on the achievement of performance targets to be set and determined annually by Live Nation in its sole and absolute discretion. The Performance Bonus, if any, shall be paid in one lump sum in the year following the year in which such Performance Bonus was earned.”

5. Section 3(c) of the Original Agreement is hereby renamed “Signing Bonus/Retention Bonus” and such section is hereby amended and restated in its entirety to read as follows:

“Live Nation shall pay to the Employee, no later than the next regular payday after the execution of this Second Amendment, $250,000 as a signing bonus. The Employee acknowledges that the signing bonus shall be subject to withholding in accordance with Live Nation’s ordinary payroll practices.

Live Nation shall pay to the Employee, no later than the next regular payday after the execution of this Second Amendment, $1,000,000 as a retention bonus (the “Retention Bonus”). The Retention Bonus will be offset against any Performance Bonus(es) subsequently earned by the Employee under this Agreement. If the Employee is still employed with Live Nation as of February 28, 2013 (the “Target Date”), any remaining Retention Bonus that has not been so offset (“Unearned Portion of the Retention Bonus”) shall be deemed earned by the Employee. If the Employee’s employment is terminated before the Target Date, any remaining Unearned Portion of the Retention Bonus shall be treated as follows: (i) if the Employee is terminated for Cause or terminates without Good Reason, the Employee shall repay an Unearned Portion of the Retention Bonus within ten business days following such termination; or (ii) if the Employee is terminated (A) without Cause or (B) due to death or disability or if the Employee terminates with Good Reason, the Employee shall be deemed to have earned any otherwise Unearned Portion of the Retention Bonus. The Employee acknowledges that the Retention Bonus shall be subject to withholding in accordance with Live Nation’s ordinary payroll practices.”

6. A new Section 3(g) of the Original Agreement is hereby added as follows:

“Live Nation will, within 90 days of the date that the stockholders of Live Nation, Inc. approve either an amendment to the Live Nation, Inc. 2005 Stock Incentive Plan adding additional shares to such plan or a new equity incentive plan, recommend to the Compensation Committee of the Board of Directors of Live Nation, Inc. (the “Committee”) that the Employee be granted stock options to purchase 400,000 shares of Live Nation, Inc. common stock. Such stock option grant shall: (i) be made in the sole and absolute discretion of the Committee; (ii) be made under the terms and conditions set forth in the applicable equity incentive plan and stock option agreement under which they are issued; and (iii) have a strike price equal to the closing price of Live Nation, Inc.’s common stock listed on the New York Stock Exchange on the date of the grant (or such other principal stock exchange on which such shares may be traded on the date of grant or, if Live Nation’s common stock are not so traded, at the fair market value of a share of Live Nation stock on the date of grant, as determined by the Committee).”

7. The second sentence of Section 8(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“In addition, if the Employee signs a general release of claims no later than 60 days following such termination in a form and manner satisfactory to Live Nation, then, subject to Section 8(g), within 90 days after such termination, Live Nation will (i) pay to the Employee a lump-sum amount, less appropriate withholdings, equal to the Employee’s then-current annual base salary multiplied by three and (ii) accelerate the vesting and lapsing of restrictions on all unvested equity awards awarded to the Employee prior to the date of termination.”

8. The Original Agreement is and shall continue to be in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

9. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

10. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment effective as of the date first written above.

THE EMPLOYEE

Date: April 21, 2009	/s/ Jason Garner

Jason Garner
LIVE NATION WORLDWIDE, INC.
Date: April 21, 2009	By:	/s/Michael Rapino

Name: Michael Rapino Title: President and Chief Executive Officer

[Signature Page to Second Amendment]